Exhibit 10.1

INTERNATIONAL PAPER COMPANY

RESTRICTED STOCK AND

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Effective May 11, 2009

As Amended and Restated May 10, 2010

INTERNATIONAL PAPER COMPANY

RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

1. Purpose and Effective Date of Plan

This plan shall be known as the International Paper Company Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the “Plan”). The purpose of the Plan is to enable International Paper Company (“International Paper”) to attract and retain persons of outstanding competence to serve as non-employee directors of International Paper, and to permit such non-employee directors to defer receipt of all or a portion of their annual retainer and committee fees, payable in cash or restricted shares of International Paper common stock, for services in 2005 and thereafter.

Prior to January 1, 2007, equity compensation to non-employee directors was governed by the International Paper Company Restricted Stock Plan for Non-Employee Directors, originally effective January 1, 1988; and, deferrals of cash and equity compensation by non-employee directors were governed by the International Paper Company Nonfunded Deferred Compensation Plan for Directors, originally effective December 11, 1973. Effective January 1, 2007, these two plans were combined into this Plan and renamed the International Paper Company Restricted Stock and Deferred Compensation Plan for Non-Employee Directors.

The Plan was amended, effective January 1, 2008, to conform the date used to determine the number of shares awarded for the fixed dollar value of compensation to the last business day immediately preceding the first day of the Performance Year. This was intended to conform the date used to determine the number of shares for the equity retainer under Section 3 with the date that has been used to determine the number of shares for the cash retainer under Section 4.

Effective May 11, 2009, this plan became a subplan of the International Paper Company 2009 Incentive Compensation Plan (“ICP”), consisting of a program for the grant of restricted stock under Article 9 of the ICP and referenced under Section 4.3 of the ICP.

Effective May 10, 2010, this plan was amended and restated to provide for payment of a Presiding Director Fee, if approved by the Board, and to refer to the definition of mandatory retirement age as set forth in the International Paper Corporate Governance Guidelines.

This Plan is a non-funded, non-qualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is not subject to full protection under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2. Eligibility

Participation in this Plan is limited to persons who serve as members of the Board of Directors (the “Board”) of International Paper and who are not employees of International Paper or its subsidiaries (“Participants”). An employee-director who retires from employment with International Paper (and its subsidiaries) shall become eligible to participate in this Plan upon his or her re-election as a non-employee director.

3. Equity Compensation

(a) Awards of restricted common stock of International Paper are made to each Participant on an annual basis on the day of the Annual Meeting of Shareowners of International Paper in an amount equal to: (i) a fixed dollar value determined by the independent members of the Board based on a review of competitive market practices of International Paper’s comparator peer group of companies for compensation analysis (the “Compensation Comparator Group”), divided by (ii) the closing market price of common stock of International Paper as reported for the New York Stock Exchange Composite Transactions on the last business day immediately preceding the first day of the Performance Year. The fixed dollar value for the annual restricted stock awards shall be set forth on Exhibit A hereto, as approved and changed from time to time by the independent members of the Board.

(b) For purposes of this Plan, a “Performance Year” shall mean the approximately one-year period beginning on the date of the Annual Meeting of Shareowners of International Paper for a given year and ending on the last business day immediately preceding the next Annual Meeting of Shareowners of International Paper.

(c) A Participant who is elected by the Board to fill a vacancy during a Performance Year shall receive a number of shares of restricted common stock representing a pro rata portion of the number of shares of restricted common stock awarded to non-employee directors for the Performance Year in which such Participant is elected, determined by dividing the number of full months of eligible service during the Performance Year by the number twelve (12).

(d) Each award of restricted shares under this Plan shall be immediately registered in book entry form in the name of the Participant but shall be expressly subject to all of the restrictions, service provisions, and all other terms and conditions set forth in Section 6 of this Plan and the terms and conditions of the ICP, of which this Plan is a subplan. In the event of any actual or alleged conflict between the provisions of the ICP and the provisions of this Plan as it relates to restricted shares, the provisions of the ICP shall be controlling and determinative.

4. Cash Compensation

(a) Each non-employee director of the Board shall receive an annual cash retainer (“Cash Retainer Fee”) in an amount determined by the independent members of the Board. Each non-employee director who serves as Chair of a standing committee of the Board, as a member of a committee designated by the Board to have member fees, or as Presiding Director, shall receive an additional annual cash retainer (such “Committee Fee” and “Presiding Director Fee” shall, together with the Cash Retainer Fee, be referred to as “Cash Compensation”). The amount of the Cash Compensation shall be determined by the independent members of the Board based on a review of competitive market practices of the International Paper’s Compensation Comparator Group. The Cash Retainer Fee and Committee Fees shall be set forth on Exhibit A hereto, as approved and changed from time to time by the independent members of the Board.

(b) Each non-employee director of the Board may elect, in the form and manner prescribed by International Paper, to receive shares of restricted stock of International Paper in lieu of all or a portion of his or her Cash Compensation. A non-employee director who elects to receive shares of restricted stock in lieu of Cash Compensation will receive a number of shares of restricted stock determined by dividing (A) the sum of (i) the portion of Cash Compensation elected to be received in the form of restricted stock, plus (ii) an additional 20% of the Cash Retainer Fee, by (B) the closing market price of common stock of International Paper as reported for the New York Stock Exchange Composite Transactions on the last business day immediately preceding the first day of the Performance Year.

5. Deferral Elections

(a) Prior to the first day of a calendar year, non-employee directors may elect to defer in the form of restricted stock units (“RSUs”) receipt of all or a portion of shares of restricted stock or Cash Compensation for services on the Board in the following Performance Year by filing an initial deferral election notice in the manner and form prescribed by International Paper (the “Initial Deferral Election Notice”).

(b) Non-employee directors newly elected to the Board may submit an Initial Deferral Election Notice by the 30th day after becoming eligible to participate in the Plan; but such deferral election shall be applicable only with respect to compensation earned after the filing of such Initial Deferral Election Notice.

(c) Notwithstanding the foregoing, an Initial Deferral Election Notice may not be completed during a period when directors and officers of International Paper are restricted from trading in shares of International Paper common stock, referred to as a “Black-out Period.”

(d) Deferral elections are effective for one Performance Year only and do not carry over from year to year. Participants must submit a new Initial Deferral Election Notice prior to the first day of each calendar year in order to defer compensation to be earned in the next Performance Year.

(e) An Initial Deferral Election Notice may change the percentage to be deferred only with respect to compensation payable on a prospective basis, and may not change the percentage to be deferred with respect to a prior year’s election.

6. Restrictions, Removal of Restrictions, and Terms and Conditions of Awards of Restricted Shares

(a) A Participant shall have the right to receive all dividends and other distributions made with respect to restricted shares registered in his or her name, and shall have the right to vote or execute proxies with respect to such registered restricted shares, unless and until such shares are forfeited pursuant to the provisions of this Plan.

(b) A Participant shall have the right to elect, in the form and manner prescribed by International Paper, the manner in which dividends on shares of restricted stock shall be paid to the Participant (i.e., in cash or reinvested in additional shares of restricted stock).

(c) As indicated above, restricted stock awards under the Plan will normally be issued in book-entry form until the provisions of the Plan relating to removal of the restrictions have been satisfied. If stock certificates are issued for shares of restricted stock, such certificates shall be endorsed with a legend referring to the restrictions imposed by this Plan. Possession of the certificates of shares shall be retained by the Corporate Secretary of International Paper until the provisions of the Plan relating to removal of the restrictions have been satisfied. After the expiration of the restricted period, stock certificates without such legend shall be delivered to the Participant or his or her designee upon request.

(d) Shares of restricted stock may not be sold, assigned, pledged or otherwise transferred by the Participant unless and until all of the restrictions imposed by this Plan have been removed pursuant to the provisions of this Plan.

(e) Shares of restricted stock awarded under this Plan on and after May 7, 2002, shall become free of restrictions and non-forfeitable on the first anniversary of the date of the award of the restricted shares. Notwithstanding the foregoing, shares of restricted stock awarded under this Plan shall become free of restrictions and non-forfeitable upon the occurrence of one of the following events:

(i)	the Participant’s death or disability;

(ii)	mandatory retirement at the end of the calendar year during which the Participant reaches mandatory retirement age, pro rated for the number of months of service for the Performance Year in which retirement occurs; or

(iii)	resignation or failure to stand for re-election with the consent of the Board (which shall mean approval by at least 80% of the directors voting, with the affected director abstaining), or any failure to be reelected after being duly nominated. In the event of a resignation with consent during the first year in which an award is received, the number of shares with respect to which the restrictions shall be removed will be a pro rata portion of shares originally awarded determined by dividing the number of months served during the first year of the award by the number twelve (12).

None of the shares of restricted stock awarded under this Plan prior to May 7, 2002 shall become free of restrictions and non-forfeitable until the termination of the Participant’s service as a director of International Paper. Accordingly, such shares shall become non-forfeitable upon the occurrence of one of the following events:

(i)	the Participant’s death or disability;

(ii)	the mandatory retirement at the end of the calendar year during which the Participant reaches mandatory retirement age; or

(iii)	resignation or failure to stand for re-election with the consent of the Board (which shall mean approval by at least 80% of the directors voting, with the affected director abstaining), or any failure to be reelected after being duly nominated. In the event of a resignation with consent during a term, the number of shares with respect to which the restrictions will be removed will be a pro rata portion of shares originally awarded determined by dividing the period of the director’s term served to the effective date of resignation by the original term for which the director was elected or appointed.

Termination of service as a director for any reason other than those specified in this Section 7(e), including, without limitation, any involuntary termination effected by Board action, shall result in forfeiture of the restricted shares.

Mandatory retirement age under this Plan shall have the definition as set forth in the International Paper Corporate Governance Guidelines.

(f) In the event of a “change in control” of International Paper (as defined below), the Board may accelerate the removal of all restrictions relating to all or an equal portion of the outstanding restricted shares. Termination of Board service resulting from a change of control will result in immediate lapse of the forfeiture provisions relating to all of the affected director’s restricted shares. In any situation involving acceleration of the removal of restrictions relating to the awarded shares upon a change of control, the Board may elect to repurchase such shares at the then fair market price instead of releasing the shares to the Participant owning such shares. For purposes of this Plan, a “change in control” of International Paper shall mean a change in control of a nature that would be required to be reported in response to Item 1(a) of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act other than company benefit plans) except a transaction that is approved by the Board in accordance with the standards set forth in section 7-17 of the New York Business Corporation Law or any successor provision is or becomes the beneficial owner, directly or indirectly, of securities of International Paper representing 30% or more of the combined voting power of International Paper’s then outstanding securities, or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of International Paper cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(g) All shares with respect to which the restrictions are not removed in accordance with the provisions of this Plan shall be forfeited and shall revert to the Treasury of International Paper.

(h) All awarded shares shall remain subject to the Plan’s restrictions prohibiting sales or transfer of such shares during the period of time while the Participant continues to serve as a director of International Paper, and all certificates of shares shall be endorsed with a legend referring to such restriction; in addition, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and International Paper shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.

7. Restrictions, Removal of Restrictions, and Terms and Conditions of Awards of Restricted Share Units

(a) All amounts deferred in the form of RSUs shall be issued pursuant to and shall be subject to the terms and condition of the ICP. In the event of any actual or alleged conflict between the provisions of the ICP and the provisions of this Plan as it relates to RSUs, the provisions of the ICP shall be controlling and determinative. All such RSUs shall be credited to a bookkeeping account on behalf of the Participant. Such account shall be credited with a number of RSUs (calculated to the nearest thousandth of a unit) computed by dividing: (i) the value of the Cash Compensation and restricted stock deferred for the Performance Year by (ii) the closing market price of common stock of International Paper as reported for the New York Stock Exchange Composite Transactions on the last business day immediately preceding the first day of the Performance Year.

(b) RSUs may not be sold, assigned, pledged or otherwise transferred by the Participant. If any such assignment is made, International Paper may disregard such assignment and may discharge its obligation hereunder by making payment as though no such assignment had been made.

(c) A Participant has an interest as an unsecured creditor in the cash value represented by the RSUs in his or her account, but has no interests or rights in any common stock of International Paper or dividends, and has no right to elect delivery of shares of common stock of International Paper.

(d) RSUs shall vest annually upon the last day of the Performance Year, pro rated for the number of months of service in such Performance Year.

(e) Whenever a dividend is declared on the common stock of International Paper, the number of RSUs in the Participant’s account shall be increased by the result of the following calculation:

(i)	the number of RSUs in the Participant’s account multiplied by any cash dividend declared by International Paper on a share of its common stock, divided by the closing market price of such common stock on the business day immediately prior to the related dividend payment date as reported for New York Stock Exchange Composite Transactions; and/or

(ii)	the number of RSUs in the Participant’s account on the related dividend payment date multiplied by any stock dividend declared by International Paper on a share of its common stock. In the event of any change in the number or kind of outstanding shares of common stock of International Paper including a stock split or splits (other than a stock dividend as provided above) an equitable and proportionate adjustment shall be made in the number of RSUs credited to the Participant’s account, as provided in the ICP.

(f) A statement shall be delivered to each Participant in this Plan annually setting forth the amount deferred, the amount of RSUs credited to the Participant’s account, the amount of any payments made during the year, and the closing market price of International Paper common stock used for determining the number of RSUs earned and credited through dividend equivalents.

8. Time and Method of Payment of RSUs

(a) After a Participant ceases to be a director of International Paper (and has incurred a “separation from service” as defined in Section 409A of the Code and applicable regulations), payment of RSUs shall be made in the form of a lump sum cash payment payable in January of the next calendar year following the year in which the Participant terminates service as a director.

(b) The amount payable to the Participant shall be equal to (i) the number of RSUs credited to the Participant’s account multiplied by (ii) the closing price of common stock of International Paper as reported for the New York Stock Exchange Composite Transactions on the last business day of the calendar year in which the Participant terminates service as a director.

9. Amendment or Termination of Plan

International Paper reserves the right to amend, modify or terminate this Plan at any time by action of the Board, provided (a) no amendment shall be made more than once every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder; (b) that such action shall not adversely affect any Participant’s rights under the provisions of this Plan with respect to awards of restricted stock or RSUs that were made prior to such action; (c) that such amendment is consistent with Section 409A of the Code and any regulations promulgated thereunder; and (d) that no modification of this Plan shall be made which shall increase the aggregate number of shares available for award under this Plan without the approval of the shareowners of International Paper.

10. Source of Funds for Payment of RSUs

Any benefit payments to Participants pursuant to the Plan shall be paid from the general assets of International Paper. Participants shall have the status of general unsecured creditors of International Paper and the Plan constitutes a mere promise by International Paper to make benefit payments in the future. Any contract, policy or other asset which International Paper may utilize to assure themselves of the funds to provide the benefits under the Plan shall not serve in any way as security for the payment of Plan benefits and International Paper shall not be under any obligation whatsoever to purchase or maintain any contract, policy or other asset to provide the benefits payable under the Plan.

11. Administration of Plan

This Plan shall be administered by the Senior Vice President, Human Resources of International Paper (the “Administrator”). All decisions which are made by the Administrator with respect to interpretation of the terms of the Plan, with respect to the restrictions, terms and conditions of the restricted shares, and with respect to any questions or disputes arising under this Plan, shall be final and binding on International Paper and the Participants (and their heirs or beneficiaries).

12. Changes in Stock and Adjustment of Number under the Plan

In the event of any stock dividend, split-up, reclassification or other analogous change in capitalization or any distribution (other than regular cash dividends) to holders of International Paper’s common stock, the number of shares awarded and earned under this Plan, and the aggregate number of shares covered by this Plan shall be equitably and proportionately adjusted by the Administrator to take account of such change, all in accordance with the terms of the ICP.

13. Designation of Beneficiary

A Participant may file with the Administrator a designation of beneficiary or beneficiaries on a form approved by the Administrator (which designation may be changed or revoked by the Participant’s sole action) to receive distribution of all or a designated portion of the Participant’s restricted stock account and/or RSUs under this Plan upon the death of the Participant. If no beneficiary has been designated or survives the Participant, then the account shall be distributed as directed by the executor or administrator of the Participant’s estate.

EXHIBIT A

NON-EMPLOYEE DIRECTOR COMPENSATION

AS OF MAY 10, 2010

UNDER THE

NON-EMPLOYEE RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN

The following compensation amounts are effective for the Performance Year beginning May 11, 2010, and shall remain in effect for future Performance Years until changed by the independent members of the Board.

Type of Fee	Approved Program (2010-2011)
Board Fees
Cash Retainer	$80,000
Equity Retainer	$120,000

Committee Fees
Audit and Finance Committee Chair	$25,000
Audit and Finance Committee Member	$10,000
Management Development & Compensation Committee Chair	$15,000
Governance Committee Chair	$15,000
Public Policy and Environment Chair	$15,000

Presiding Director Fee
Presiding Director	$15,000